Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
(Including d/b/a name, if applicable)

American Addiction Centers, Inc.	Nevada

AAC Dallas Outpatient Center, LLC	Delaware

AAC Las Vegas Outpatient Center, LLC	Delaware

Addiction Labs of America, LLC	Delaware

ABTTC, Inc.	California

B&B Holdings Intl LLC	Florida

Hamilton Medically Assisted Treatment Associates, LLC	New Jersey

Leading Edge Recovery Center, LLC	New Jersey

Singer Island Recovery Center LLC d/b/a The Academy	Florida

The Heights Supportive Housing, LLC	New Jersey

Concorde Treatment Center, LLC d/b/a Desert Hope Center	Nevada

FitRx, LLC	Tennessee

Forterus Health Care Services, Inc.	Delaware

Greenhouse Treatment Center, LLC	Texas

Parallax Center, LLC	Delaware

San Diego Addiction Treatment Center, Inc.	Delaware

Behavioral Healthcare Realty, LLC	Delaware

Concorde Real Estate, LLC	Nevada

Greenhouse Real Estate, LLC	Texas

The Academy Real Estate, LLC	Delaware

Clinical Revenue Management Services, LLC	Tennessee